EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-91325, 333-37706, 333-52778, 333-71226 and 333-90132) pertaining to the 1998 Executive Incentive Plan, 1999 Employee Stock Purchase Plan, and 1999 Equity Incentive Plan of Vitria Technology, Inc. of our report dated January 22, 2004, with respect to the consolidated financial statements and schedule of Vitria Technology, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Palo Alto, California
March 27, 2006